Exhibit 99.1

LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended May 31, 2024

Total Bitcoin holdings were approximately 163.1 BTC as of May 31, 2024, or approximately $11.4 million based on an estimated June 7, 2024, BTC price of $70,000

TAMPA, FL, June 10, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the month ended May 31, 2024.

Metrics *	One Month January 31, 2024	One Month February 29, 2024	One Month March 31, 2024	One Month April 30, 2024	One Month May 31, 2024	Five Months May 31, 2024
Bitcoin Beginning Balance	95.1	126.8	153.6	163.4	155.1	95.1
Bitcoin Mined, net	31.7	26.8	27.9	24.7	14.0	125.1
Bitcoin Sold	-	-	(18.0)	(33.0)	(6.0)	(57.0)
Service Fee	-	-	(0.1)	-	-	(0.1)
Bitcoin Holdings	126.8	153.6	163.4	155.1	163.1	163.1

Approximate Miners Deployed at Month End	5,950	5,940	5,940	5,880	5,880+
Approximate Deployed Hash Rate at Month End (PH/s)	615	614	614	639	639

*Unaudited

+ approximately 370 machines are in transit to new hosting site

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "Our mining operations continue to deliver solid results. Moreover, the recently announced hosting agreement with Arthur Mining for our S19J Pros allows us to continue mining these older machines and provides us cost effective hosting capacity to scale our growth. We are leveraging our capital to obtain some of the benefits of infrastructure investment. We are eager to utilize Arthur Mining's extensive hosting expertise and infrastructure to drive even faster growth."

The Company estimates the value of its 163.1 Bitcoin holdings on May 31, 2024, was approximately $11.4 million, based on an estimated June 7, 2024, BTC price of $70,000.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com